Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Fourth Quarter and Full Year 2014 Earnings Results

•	Quarterly revenue of $86.7 million for the fourth quarter, including $24.6 million from the Enterprise Energy business unit acquired from Inmarsat. Organic revenue increased by $2.4 million, or 4.0%, over the same quarter last year

•	Quarterly Adjusted EBITDA of $18.5 million, an increase of 21.9% over the same quarter last year

•	Quarterly Cash EPS of $14.0 million, or $0.78 per diluted share, for the fourth quarter, an increase of $0.06 per diluted share, or $9.4% over the same quarter last year

HOUSTON – March 2, 2015 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of digital technology solutions to the oil and gas industry, today reported results for the quarterly and full year periods ended December 31, 2014.

Revenue was $86.7 million for the fourth quarter, including $24.6 million from the Enterprise Energy business unit acquired from Inmarsat. Organic revenue increased by $2.4 million, or 4.0%, for the three months ended December 31, 2014, as compared to the same period of 2013, primarily due to increased revenue-per-site and increased sites served, offset by decreased Telecommunications Systems Integration (TSI) revenue of $3.9 million. Revenue decreased by $1.2 million, or 1.3%, for the three months ended December 31, 2014, as compared to the previous quarter, primarily due to decreased activity in TSI and lower revenue earned from other sites not associated with our core offshore drilling rig communications market.

Quarterly Adjusted EBITDA was $18.5 million, or 21.4% of revenue, representing an increase of $3.3 million, or 21.9%, over the same quarter last year and a decrease of $1.6 million, or 8.1%, over the previous quarter. The increase compared to the same quarter last year resulted from organic growth in our core managed communications business and contributions from our acquisition. The decrease over the previous quarter was primarily due to decreased activity in TSI and increased professional fees.

Cash Earnings were $14.0 million, or $0.78 per diluted share, for the fourth quarter, an increase of $0.06 per diluted share, or 9.4% over the same quarter last year, and a decrease of $0.05 per diluted share, or 5.7% when compared to the previous quarter.

Capital expenditures were $9.1 million in the fourth quarter compared to $7.7 million in the same quarter last year and $10.0 million in the previous quarter.

For the full year ended December 31, 2014, revenue was a record $330.2 million, including $80.2 million from the Inmarsat acquisition. Organic revenue increased 13.3% compared to the prior year. Adjusted EBITDA was a record $73.7 million, or 22.3% of revenue, representing an increase of 31.3% over the prior year. Cash Earnings were a record $56.2 million, or $3.14 per diluted share, for all of 2014, representing an increase of $0.59 per diluted share, or 25.5%, compared to the prior year. Capital expenditures were $40.4 million, including $4.5 million for an ERP implementation, compared to $31.9 million in the prior year.

Mark B. Slaughter, chief executive officer and president, commented, “The RigNet team delivered record results in 2014 and finished the year strongly in the fourth quarter, demonstrating that the increasing digitization of the oilfield supports our approach of providing technology solutions across the life of the field. The challenging market conditions in front of us, with oil prices down significantly since last summer, present us with an opportunity to build market share and expand our geographic presence. Our previously announced plan to reallocate certain people investments from our North America land communications business and corporate back office functions to growth areas of our business, strikes the right balance, we believe, between prudence in the near-term while continuing to strengthen our capabilities and market positioning for the future. Finally, with our

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net strong financial position, consisting of minimal net debt, approximately $90 million available under our credit revolver and the ability to upsize our current credit facility, we are well positioned to execute on our growth plans, both organically and inorganically, under the current market conditions.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, March 3, 2015, to discuss RigNet’s 2014 fourth quarter results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit (excluding depreciation and amortization), Adjusted EBITDA, Cash Earnings and Cash EPS. Gross Profit (excluding depreciation and amortization), Adjusted EBITDA, Cash Earnings and Cash EPS are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2014, for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

GAAP defines gross profit as revenue less cost of revenue, and includes in costs of revenue depreciation and amortization expenses related to revenue-generating long-lived and intangible assets. We define Gross Profit (excluding depreciation and amortization) as revenue less cost of revenue (excluding depreciation and amortization). This measure differs from the GAAP definition of gross profit as we do not include the impact of depreciation and amortization expenses related to revenue-generating long-lived and intangible assets which represent non-cash expenses. We use this measure to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of derivatives, stock-based compensation, IPO or merger/acquisition costs and related bonuses, restructuring charges and non-recurring items. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

We define Cash Earnings as net income (loss), plus depreciation and amortization, impairment of goodwill, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation, IPO or merger/acquisition costs and related bonuses, restructuring charges and non-recurring items. We define Cash EPS as Cash Earnings divided by diluted shares. Cash Earnings and Cash EPS should not be considered as an alternative to net income (loss), operating income (loss), basic or diluted earnings per share or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of digital technology solutions to the oil and gas industry, serving offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to over 1,200 remote sites in 50 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact Marty Jimmerson Chief Financial Officer, RigNet, Inc.	Tel: +1 (281) 674-0699 investor.relations@rig.net

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$86,656	$87,819	$59,707	$330,174	$220,710

Expenses:
Cost of revenue (excluding depreciation and amortization)	46,815	49,217	32,692	188,209	118,881
Depreciation and amortization	7,855	7,530	5,381	29,462	21,049
Impairment of goodwill	2,719	—	—	2,719	—
Selling and marketing	1,672	1,599	1,032	6,564	3,785
General and administrative	20,367	17,772	12,444	69,136	48,770

Total expenses	79,428	76,118	51,549	296,090	192,485

Operating income	7,228	11,701	8,158	34,084	28,225
Other income (expense), net	(1,235)	(1,020)	(1,198)	(2,701)	(2,523)

Income before income taxes	5,993	10,681	6,960	31,383	25,702
Income tax expense	(3,996)	(4,751)	(1,513)	(15,400)	(9,158)

Net income	$1,997	$5,930	$5,447	$15,983	$16,544

Income Per Share—Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$1,916	$5,857	$5,393	$15,635	$16,336
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.11	$0.34	$0.31	$0.90	$1.00
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.11	$0.33	$0.30	$0.87	$0.93
Weighted average shares outstanding, basic	17,454	17,443	17,190	17,321	16,268
Weighted average shares outstanding, diluted	17,874	17,987	17,792	17,899	17,557

Unaudited Non-GAAP Data:
Gross Profit (excluding depreciation and amortization)	$39,841	$38,602	$27,015	$141,965	$101,829
Gross Profit (excluding depreciation and amortization) margin	46.0%	44.0%	45.2%	43.0%	46.1%
Adjusted EBITDA	$18,541	$20,180	$15,205	$73,735	$56,178
Adjusted EBITDA margin	21.4%	23.0%	25.5%	22.3%	25.5%
Cash Earnings	$13,994	$14,841	$12,788	$56,150	$44,737
Cash EPS	$0.78	$0.83	$0.72	$3.14	$2.55

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Reconciliation of Gross Profit to Gross Profit (excluding depreciation and amortization):
Gross profit	$32,341	$31,400	$22,004	$113,868	$81,950
Depreciation and amortization related to cost of revenue	7,500	7,202	5,011	28,097	19,879

Gross Profit (excluding depreciation and amortization)	$39,841	$38,602	$27,015	$141,965	$101,829

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$1,997	$5,930	$5,447	$15,983	$16,544
Interest expense	551	588	904	2,185	2,283
Depreciation and amortization	7,855	7,530	5,381	29,462	21,049
Impairment of goodwill	2,719	—	—	2,719	—
Foreign exchange impact of intercompany financing activities	856	—	—	856	—
(Gain) loss on sales of property, plant and equipment, net of retirements	(35)	74	(101)	(44)	66
Stock-based compensation	602	1,307	737	4,252	2,963
Acquisition costs	—	—	1,324	2,922	4,115
Income tax expense	3,996	4,751	1,513	15,400	9,158

Adjusted EBITDA (non-GAAP measure)	$18,541	$20,180	$15,205	$73,735	$56,178

Interest expense	(551)	(588)	(904)	(2,185)	(2,283)
Income tax expense	(3,996)	(4,751)	(1,513)	(15,400)	(9,158)

Cash Earnings (non-GAAP measure)	$13,994	$14,841	$12,788	$56,150	$44,737

Diluted Shares	17,874	17,987	17,792	17,899	17,557

Cash EPS (non-GAAP measure)	$0.78	$0.83	$0.72	$3.14	$2.55

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	December 31, 2014	December 31, 2013
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$66,576	$59,822
Restricted cash—current portion	1,200	509
Restricted cash—long-term	62	1,321
Total assets	299,837	238,803
Current maturities of long-term debt	8,405	8,388
Long-term debt	77,706	51,175

	Year Ended December 31,
	2014	2013
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$59,822	$59,744
Net cash provided by operating activities	43,763	28,045
Net cash used in investing activities	(65,334)	(28,844)
Net cash provided by financing activities	30,536	3,202
Changes in foreign currency translation	(2,211)	(2,325)

Cash and cash equivalents, December 31,	$66,576	$59,822

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	4th Quarter 2013	1st Quarter 2014	2nd Quarter 2014	3rd Quarter 2014	4th Quarter 2014
Selected Operational Data (4):
Offshore drilling rigs (1)	262	266	277	285	278
Strategic initiatives (2)	253	262	298	293	307
Other sites (3)	612	665	657	643	628

Total	1,127	1,193	1,232	1,221	1,213

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels and international land rigs
(3)	Includes U.S. onshore drilling rigs, completion sites, man-camps, remote offices and supply bases
(4)	Excludes sites acquired from Inmarsat’s Enterprise Energy business unit

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	(in thousands)
Eastern Hemisphere:
Revenue	$42,312	$43,759	$35,902	$163,935	$128,987
Cost of revenue	19,854	19,091	16,939	76,842	58,826

Gross Profit (non-GAAP measure)	22,458	24,668	18,963	87,093	70,161

Gross Profit margin	53.1%	56.4%	52.8%	53.1%	54.4%
Depreciation and amortization	3,721	3,452	2,417	13,249	8,701
Selling, general and administrative	4,051	3,932	3,851	14,750	14,948

Operating income	$14,686	$17,284	$12,695	$59,094	$46,512

Adjusted EBITDA (non-GAAP measure)	$18,568	$20,159	$15,074	$72,605	$55,970

Adjusted EBITDA margin	43.9%	46.1%	42.0%	44.3%	43.4%

Western Hemisphere:
Revenue	$31,129	$30,366	$14,781	$112,956	$54,221
Cost of revenue	13,170	16,582	6,898	58,996	25,062

Gross Profit (non-GAAP measure)	17,959	13,784	7,883	53,960	29,159

Gross Profit margin	57.7%	45.4%	53.3%	47.8%	53.8%
Depreciation and amortization	2,959	2,857	1,583	11,261	7,149
Selling, general and administrative	5,732	4,084	2,080	16,144	7,847

Operating income	$9,268	$6,843	$4,220	$26,555	$14,163

Adjusted EBITDA (non-GAAP measure)	$11,858	$9,222	$5,545	$37,224	$20,959

Adjusted EBITDA margin	38.1%	30.4%	37.5%	33.0%	38.7%

Telecoms Systems Integration:
Revenue	$13,215	$13,694	$9,024	$53,283	$37,502
Cost of revenue	11,185	11,051	7,355	42,644	29,569

Gross Profit (non-GAAP measure)	2,030	2,643	1,669	10,639	7,933

Gross Profit margin	15.4%	19.3%	18.5%	20.0%	21.2%
Depreciation and amortization	867	930	1,121	3,806	4,369
Impairment of Goodwill	2,719	—	—	2,719	—
Selling, general and administrative	1,413	920	337	3,829	1,057

Operating income	$(2,969)	$793	$211	$285	$2,507

Adjusted EBITDA (non-GAAP measure)	$701	$1,737	$1,337	$6,840	$6,881

Adjusted EBITDA margin	5.3%	12.7%	14.8%	12.8%	18.3%

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net